Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 30, 2009 relating to the financial statements of Archipelago Learning, Inc. appearing in the Prospectus included in Registration Statement No. 333-161717 on Form S-1 of Archipelago Learning, Inc.
/s/ Deloitte & Touche LLP

Dallas, Texas
November 19, 2009